AGREEMENT AND PLAN OF MERGER


                   DATED AS OF AUGUST 5, 1996


                             BETWEEN


                         US ORDER, INC.


                               AND


                COLONIAL DATA TECHNOLOGIES CORP.



                        TABLE OF CONTENTS
                                                             PAGE


ARTICLE 1.THE MERGER . . . . . . . . . . . . . . . . . . . . .  1
     Section 1.1.The Merger. . . . . . . . . . . . . . . . . .  1
     Section 1.2.Effective Time. . . . . . . . . . . . . . . .  1
     Section 1.3.Closing of the Merger . . . . . . . . . . . .  2
     Section 1.4.Effects of the Merger . . . . . . . . . . . .  2
     Section 1.5.Formation of Newco; Certificate
         of Incorporation and Bylaws . . . . . . . . . . . . .  2
     Section 1.6.Board of Directors and Officers of Newco. . .  2
     Section 1.7.Conversion of Shares. . . . . . . . . . . . .  4
     Section 1.8.Exchange of Certificates. . . . . . . . . . .  4
     Section 1.9.Stock Options . . . . . . . . . . . . . . . .  6
     Section 1.10.Taking of Necessary Action; Further Action .  9

ARTICLE 2.REPRESENTATIONS AND WARRANTIES OF USO. . . . . . . .  9
     Section 2.1.Organization and Qualification. . . . . . . .  9
     Section 2.2.Capitalization of USO . . . . . . . . . . . .  9
     Section 2.3.Authority Relative to this Agreement;
         Recommendation. . . . . . . . . . . . . . . . . . . . 10
     Section 2.4.SEC Reports; Financial Statements . . . . . . 11
     Section 2.5.Information Supplied. . . . . . . . . . . . . 11
     Section 2.6.Consents and Approvals; No Violations . . . . 12
     Section 2.7.No Default. . . . . . . . . . . . . . . . . . 12
     Section 2.8.No Undisclosed Liabilities;
         Absence of Changes. . . . . . . . . . . . . . . . . . 13
     Section 2.9.Litigation. . . . . . . . . . . . . . . . . . 13
     Section 2.10.Compliance with Applicable Law . . . . . . . 13
     Section 2.11.Employee Benefit Plans; Labor Matters. . . . 14
     Section 2.12.Environmental Laws and Regulations . . . . . 15
     Section 2.13.Tax Matters. . . . . . . . . . . . . . . . . 16
     Section 2.14.Title to Property. . . . . . . . . . . . . . 16
     Section 2.15.Intellectual Property. . . . . . . . . . . . 17
     Section 2.16.Insurance. . . . . . . . . . . . . . . . . . 17
     Section 2.17.Vote Required. . . . . . . . . . . . . . . . 17
     Section 2.18.Tax Treatment. . . . . . . . . . . . . . . . 17
     Section 2.19.Affiliates . . . . . . . . . . . . . . . . . 17
     Section 2.20.Certain Business Practices . . . . . . . . . 17
     Section 2.21.Insider Interests. . . . . . . . . . . . . . 18
     Section 2.22.Opinion of Financial Adviser . . . . . . . . 18
     Section 2.23.Brokers. . . . . . . . . . . . . . . . . . . 18
     Section 2.24.Disclosure . . . . . . . . . . . . . . . . . 18
     Section 2.25.No Existing Discussions. . . . . . . . . . . 18
     Section 2.26.Material Contracts . . . . . . . . . . . . . 18

ARTICLE 3.REPRESENTATIONS AND WARRANTIES OF CDT. . . . . . . . 19
     Section 3.1.Organization and Qualification. . . . . . . . 19
     Section 3.2.Capitalization of CDT . . . . . . . . . . . . 20
     Section 3.3.Authority Relative to this Agreement;
         Recommendation. . . . . . . . . . . . . . . . . . . . 21
     Section 3.4.SEC Reports; Financial Statements . . . . . . 21
     Section 3.5.Information Supplied. . . . . . . . . . . . . 22
     Section 3.6.Consents and Approvals; No Violations . . . . 22
     Section 3.7.No Default. . . . . . . . . . . . . . . . . . 23
     Section 3.8.No Undisclosed Liabilities;
         Absence of Changes. . . . . . . . . . . . . . . . . . 23
     Section 3.9.Litigation. . . . . . . . . . . . . . . . . . 23
     Section 3.10.Compliance with Applicable Law . . . . . . . 24
     Section 3.11.Employee Benefit Plans; Labor Matters. . . . 24
     Section 3.12.Environmental Laws and Regulations . . . . . 26
     Section 3.13.Tax Matters. . . . . . . . . . . . . . . . . 26
     Section 3.14.Title to Property. . . . . . . . . . . . . . 26
     Section 3.15.Intellectual Property. . . . . . . . . . . . 27
     Section 3.16.Insurance. . . . . . . . . . . . . . . . . . 27
     Section 3.17.Vote Required. . . . . . . . . . . . . . . . 27
     Section 3.18.Tax Treatment. . . . . . . . . . . . . . . . 27
     Section 3.19.Affiliates . . . . . . . . . . . . . . . . . 27
     Section 3.20.Certain Business Practices . . . . . . . . . 28
     Section 3.21.Insider Interests. . . . . . . . . . . . . . 28
     Section 3.22.Opinion of Financial Adviser . . . . . . . . 28
     Section 3.23.Brokers. . . . . . . . . . . . . . . . . . . 28
     Section 3.24.Disclosure . . . . . . . . . . . . . . . . . 28
     Section 3.25.No Existing Discussions. . . . . . . . . . . 28
     Section 3.26.Material Contracts . . . . . . . . . . . . . 28

ARTICLE 4.COVENANTS. . . . . . . . . . . . . . . . . . . . . . 29
     Section 4.1.Conduct of Business of USO. . . . . . . . . . 29
     Section 4.2.Conduct of Business of CDT. . . . . . . . . . 31
     Section 4.3.Preparation of S-4 and the Proxy Statement. . 33
     Section 4.4.Other Potential Acquirers.. . . . . . . . . . 34
     Section 4.5.Meetings of Stockholders. . . . . . . . . . . 36
     Section 4.6.Nasdaq Listing. . . . . . . . . . . . . . . . 36
     Section 4.7.Access to Information . . . . . . . . . . . . 36
     Section 4.8.Additional Agreements; Reasonable Efforts . . 37
     Section 4.9.Employee Benefits; Stock Option and
         Employee Purchase Plans . . . . . . . . . . . . . . . 37
     Section 4.10.Public Announcements . . . . . . . . . . . . 38
     Section 4.11.Indemnification. . . . . . . . . . . . . . . 38
     Section 4.12.Notification of Certain Matters. . . . . . . 39
     Section 4.13.Affiliates . . . . . . . . . . . . . . . . . 40

ARTICLE 5.CONDITIONS TO CONSUMMATION OF THE MERGER . . . . . . 40
     Section 5.1.Conditions to Each Party's
         Obligations to Effect the Merger. . . . . . . . . . . 40
     Section 5.2.Conditions to the Obligations of USO. . . . . 40
     Section 5.3.Conditions to the Obligations of CDT. . . . . 41

ARTICLE 6.TERMINATION; AMENDMENT; WAIVER . . . . . . . . . . . 42
     Section 6.1.Termination . . . . . . . . . . . . . . . . . 42
     Section 6.2.Effect of Termination . . . . . . . . . . . . 44
     Section 6.3.Fees and Expenses . . . . . . . . . . . . . . 44
     Section 6.4.Amendment . . . . . . . . . . . . . . . . . . 45
     Section 6.5.Extension; Waiver . . . . . . . . . . . . . . 45

ARTICLE 7.MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . 46
     Section 7.1.Nonsurvival of Representations and
         Warranties. . . . . . . . . . . . . . . . . . . . . . 46
     Section 7.2.Entire Agreement; Assignment. . . . . . . . . 46
     Section 7.3.Validity. . . . . . . . . . . . . . . . . . . 46
     Section 7.4.Notices . . . . . . . . . . . . . . . . . . . 46
     Section 7.5.Governing Law . . . . . . . . . . . . . . . . 47
     Section 7.6.Descriptive Headings. . . . . . . . . . . . . 47
     Section 7.7.Parties in Interest . . . . . . . . . . . . . 47
     Section 7.8.Certain Definitions . . . . . . . . . . . . . 47
     Section 7.9.Personal Liability. . . . . . . . . . . . . . 48
     Section 7.10.Specific Performance . . . . . . . . . . . . 48
     Section 7.11.Counterparts . . . . . . . . . . . . . . . . 48


                  AGREEMENT AND PLAN OF MERGER


     This Agreement and Plan of Merger (this "Agreement"), dated as of August 5, 1996, is between US Order, Inc., a Delaware corporation ("USO"), and Colonial Data Technologies Corp., a
Delaware corporation ("CDT").

     WHEREAS, the Boards of Directors of USO and CDT each have, in light of and subject to the terms and conditions set forth herein, (i) determined that the Merger (as defined below) is fair to their respective stockholders and in the best interests of such stockholders and (ii) approved the Merger in accordance with this Agreement;

     WHEREAS, for Federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

    WHEREAS, USO and CDT desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, USO and CDT hereby agree as follows:

ARTICLE 1.THE MERGER

      Section 1.1. The Merger. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the state of Delaware (the "DGCL"), USO and CDT shall each be merged with and into Newco (as defined below) (the "Merger"). Following the Merger, Newco shall continue as the surviving corporation (the "Surviving Corporation"), shall continue to be governed by the laws of the jurisdiction of its incorporation or organization and the separate corporate existence of each of USO and CDT shall cease. Prior to the Effective Time, the parties hereto shall mutually agree as to the name of the Surviving Corporation. The Merger is intended to qualify as a tax-free reorganization under Section 368 of the Code.

       Section 1.2. Effective Time. Subject to the terms and conditions set forth in this Agreement, a Certificate of Merger (the "Merger Certificate") shall be duly executed and acknowledged by each of CDT, USO and Newco and thereafter the Merger Certificate reflecting the Merger shall be delivered to the Secretary of State of the State of Delaware for filing pursuant to the DGCL on the Closing Date (as defined in Section 1.3). The Merger shall become effective at such time as a properly executed and certified copy of the Merger Certificate is duly filed by the Secretary of State of the State of Delaware in accordance with the DGCL or such later time as the parties may agree upon and set forth in the Merger Certificate (the time at which the Merger becomes effective shall be referred to herein as the "Effective Time").

Section 1.3. Closing of the Merger. The closing of the Merger (the "Closing") will take place at a time and on a date to be specified by the parties, which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Article 5 (the "Closing Date"), at the offices of LeBoeuf, Lamb, Greene & MacRae, L.L.P., 1875 Connecticut Avenue, N.W., Suite 1200, Washington, D.C., unless another time, date or place is agreed to in writing by the parties hereto.

Section 1.4. Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of USO and CDT shall vest in the Surviving Corporation, and all debts, liabilities and duties of USO and CDT shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5. Formation of Newco; Certificate of Incorporation and Bylaws.

     (a) Prior to the Effective Time, USO and CDT agree to take such action as is necessary to form a new corporation under the laws of a jurisdiction to be mutually agreed upon by USO and CDT ("Newco") and shall amend this Agreement to add Newco as a party. USO and CDT agree to take such action as is necessary to cause Newco to perform the various covenants and agreements contained herein which are contemplated herein to be performed by Newco. Any covenants or agreements of Newco contained herein shall be binding on Newco as of the time Newco becomes a party to this Agreement.

       (b) The Certificate of Incorporation of Newco shall, as of the Effective Time, be the Certificate of Incorporation of the Surviving Corporation after the Effective Time. Such Certificate of Incorporation shall be amended and restated at or prior to the Effective Time to include, among other things: (i) a change in the name of the Surviving Corporation to such name as may be mutually agreed by CDT and USO; (ii) an increase in the authorized common stock to 60,000,000 shares, par value $.001 per share; (iii) authorization of a class of 5,000,000 shares of Preferred Stock, par value $.001 per share, to be issued, if at all, in such series and having such rights, limitations and preferences as may be authorized by Surviving Corporation's Board of Directors; and (iv) a classified Board consisting of three (3) classes of directors, which amended and restated Certificate of Incorporation shall be in form and substance subject to the reasonable approval of CDT and USO.

       (c) The Bylaws of Newco shall, as of the Effective Time, be the Bylaws of the Surviving Corporation after the Effective
Time.

       Section 1.6.  Board of Directors and Officers of Newco.
(a) At or prior to the Effective Time, each of CDT and USO agrees to take such action as is necessary (i) to cause the number of directors comprising the full Board of Directors of Newco to be nine (9) persons and (ii) to cause T. Coleman Andrews III, William F. Gorog, John C. Backus, Jr., Patrick F. Graham and Wesley C. Tallman (the "USO Designees") and Robert J. Schock, Walter M. Fiederowicz, Timothy R. Welles and Constantine S. Macricostas (the "CDT Designees") to be elected as directors of Newco. In addition, CDT and USO, as the stockholders of Newco prior to the Effective Time shall take all action necessary to cause, to the greatest extent practicable, the USO Designees and the CDT Designees to serve in equal numbers in each of Newco's three classes of directors until the 1997 Annual Meeting, 1998 Annual Meeting and 1999 Annual Meeting. If any of the USO Designees or the CDT Designees, respectively, shall decline or be unable to serve as a director prior to the Effective Time, USO (if such person was a USO Designee) or CDT (if such person was a CDT Designee), as the case may be, shall nominate another person to serve in such person's stead which such person shall be subject to approval of the other party. If any of the USO Designees or the CDT Designees, respectively, shall decline or be unable to serve as a director during his initial term following the Effective Time, the remaining USO Designees (if such person was a USO Designee) or the CDT Designees (if such person was a CDT Designee), as the case may be, shall nominate another person to serve in such person's stead, which such person shall be subject to the approval of the other party's designees.

        (b) Prior to or at the Effective Time, the Newco Board shall take action to establish an Executive Committee, a Compensation Committee, an Audit Committee and a Nominating Committee on which as of the Effective Time there shall be equal representation of the USO Designees and the CDT Designees, and initially William F. Gorog and John C. Backus, Jr. shall be the USO Designees, and Robert J. Schock and Timothy R. Welles shall be the CDT Designees to serve on the Executive Committee, each such Executive Committee member to serve until the next annual meeting of stockholders of Newco at which such Executive Committee member first stands for reelection to the Board. The members of the other committees shall be selected by the full Board. If a vacancy occurs on any committee prior to the 1997 Annual Meeting of Stockholders, the Newco Board shall use its best efforts to seek nominations to such committee to accomplish an equal representation of USO Designees and CDT Designees.

     (c) From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors of all of the subsidiaries of Newco shall be Robert J. Schock, John C. Backus, Jr. and Timothy R. Welles.

     (d) From and after the Effective Time, and until successors are duly elected or appointed and qualified in accordance with applicable law, Robert J. Schock shall be Chief Executive Officer and Vice Chairman of Newco, William F. Gorog shall be Chairman of Newco, John C. Backus, Jr. shall be President and Chief Operating Officer of Newco, Timothy R. Welles shall be Executive Vice President of Newco, Joseph Smith shall be Executive Vice President of Newco, Albert N. Wergley shall be Vice President, General Counsel and Secretary of Newco, Mark S. Lynch shall be Vice President-Finance of Newco, and John N. Giamalis shall be Vice President, Treasurer and Chief Financial Officer of Newco. It is the current intention of the parties that between six months and nine months from the Effective Date, Mr. Schock shall become Chairman, Mr. Gorog shall become Vice Chairman and Mr. Backus shall become President and Chief Executive Officer of Newco.

     (e) From and after the Effective Time, Newco shall take such action as is necessary to appoint and cause to be elected in accordance with applicable law, until their successors are duly elected, John C. Backus, Jr. as President, Albert N. Wergley as Secretary and John N. Giamalis as Treasurer of each of the subsidiaries of Newco.

Section 1.7.  Conversion of Shares.

       (a) At the Effective Time, each share of common stock, par value $.001 per share, of USO (individually a "USO Share" and collectively, the "USO Shares") issued and outstanding immediately prior to the Effective Time (other than (i) USO Shares held in the USO's treasury and (ii) USO Shares held by
CDT) shall, by virtue of the Merger and without any action on the part of CDT, Newco, USO or the holder thereof, be converted into and shall become one (1.0) fully paid and nonassessable share of common stock, par value $.001 per share, of Newco (individually a "Newco Share" and collectively, the "Newco Shares").

       (b) At the Effective Time, each share of common stock, par value $.01 per share of CDT (individually a "CDT Share" and collectively, the "CDT Shares") issued and outstanding immediately prior to the Effective Time (other than (i) CDT Shares held in CDT's Treasury and (ii) CDT Shares held by USO) shall, by virtue of the Merger and without any action on the part of CDT, USO, Newco or the holder thereof, be converted into and shall become one (1.0) fully paid and nonassessable Newco Share. USO Shares and CDT Shares are sometimes referred to collectively herein as "Shares."

       (c) At the Effective Time, each outstanding share of the common stock of any subsidiaries of CDT shall remain outstanding.

       (d) At the Effective Time, each USO Share or CDT Share held in the treasury of either of USO or CDT, respectively, and each Newco Share held by CDT or USO immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Newco, CDT or USO be canceled, retired and cease to exist and no payment shall be made with respect thereto.

At the Effective Time, each USO Share held by CDT and each CDT Share held by USO shall, by virtue of the Merger and without any action on the part of CDT or USO, be cancelled, retired and cease to exist and no payment shall be made with respect thereto.


Section 1.8.  Exchange of Certificates.

        (a) Prior to the Effective Time, Newco shall enter into an agreement with, and shall deposit with, American Stock Transfer & Trust Company, or such other agent or agents as may be satisfactory to USO and CDT (the "Exchange Agent"), for the benefit of the holders of CDT Shares and USO Shares, for exchange through the Exchange Agent in accordance with this Article I: (i) certificates representing the appropriate number of Newco Shares to be issued to holders of USO Shares and to holders of CDT Shares and (ii) cash to be paid in lieu of fractional Newco Shares (such Newco Shares and such cash are hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 1.7 in exchange for outstanding CDT Shares and USO Shares.

        (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding USO Shares or CDT Shares (the "Certificates") whose shares were converted into the right to receive Newco Shares pursuant to Section 1.7: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as CDT and USO may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Newco Shares. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole Newco Shares and, if applicable, a check representing the cash consideration to which such holder may be entitled on account of a fractional Newco Share, which such holder has the right to receive pursuant to the provisions of this Article I, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of USO Shares or CDT Shares which is not registered in the transfer records of either USO or CDT, a certificate representing the proper number of Newco Shares may be issued to a transferee if the Certificate representing such CDT Shares or USO Shares is presented to the Exchange Agent, accompanied by all documents required by the Exchange Agent or Newco to evidence and effect such transfer and by evidence that any applicable stock transfer or other taxes have been paid. Until surrendered as contemplated by this Section 1.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing Newco Shares and cash in lieu of any fractional Newco Shares as contemplated by this Section 1.8.

        (c) No dividends or other distributions declared or made after the Effective Time with respect to Newco Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Newco Shares represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.8(f) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Newco Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional Newco Share to which such holder is entitled pursuant to Section 1.8(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Newco Shares, and
(ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Newco Shares.

        (d) In the event that any Certificate for CDT Shares or USO Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof such Newco Shares and cash in lieu of fractional Newco Shares, if any, as may be required pursuant to this Agreement; provided, however, that Newco or the Exchange Agent, may, in its respective discretion, require the delivery of a suitable bond, opinion or indemnity.

        (e) All Newco Shares issued upon the surrender for exchange of CDT Shares or USO Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.8(c) or 1.8(f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such CDT Shares or USO Shares. There shall be no further registration of transfers on the stock transfer books of either of CDT or USO of the CDT Shares or USO Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Newco for any reason, they shall be canceled and exchanged as provided in this Article I.

        (f) No fractional Newco Shares shall be issued in the Merger, but in lieu thereof each holder of USO Shares or CDT Shares otherwise entitled to a fractional Newco Share shall, upon surrender of its, his or her Certificate or Certificates, be entitled to receive an amount of cash rounded to the nearest cent (without interest) determined by multiplying the fair market value of a Newco Share as determined by the Newco Board of Directors by the fractional share interest to which such holder would otherwise be entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities which would otherwise be caused by the issuance of fractional shares.

        (g) Any portion of the Exchange Fund which remains undistributed to the stockholders of either USO or CDT for six months after the Effective Time shall be delivered to Newco, upon demand, and any stockholders of either USO or CDT who have not theretofore complied with this Article I shall thereafter look only to Newco for payment of their claim for Newco Shares, any cash in lieu of fractional Newco Shares and any applicable dividends or distributions with respect to Newco Shares, as the case may be.

       (h) Neither Newco, CDT nor USO shall be liable to any holder of CDT Shares, USO Shares or Newco Shares, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

       Section 1.9.Stock Options.

       (a) At the Effective Time, each outstanding option to purchase USO Shares (a "USO Stock Option" or collectively, "USO Stock Options") issued pursuant to the USO 1991 Stock Option Plan, the USO 1995 Incentive Plan, the USO Non-Employee Directors' Stock Option Plan and the USO Outside Directors Stock Option Plan, and a one-time grant of 25,000 options to an individual which is described in Section 1.9 of the USO Disclosure Schedule, whether vested or unvested, shall be assumed by Newco (all of such plans or agreements pursuant to which any USO Stock Option has been issued or may be issued are referred to collectively as the "USO Plans"). Each USO Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such USO Stock Option, the same number of Newco Shares as the holder of such USO Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at a price per share equal to (y) the aggregate exercise price for the USO Shares otherwise purchasable pursuant to such USO Stock Option divided by (z) the number of full Newco Shares deemed purchasable pursuant to such USO Stock Option; provided, however, that in the case of any option to which section 421 of the Code applies by reason of its qualification under section 422 of the Code ("incentive stock options" or "ISOs"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with section 424(a) of the Code.

         (b) At the Effective Time, each outstanding option to purchase CDT Shares (a "CDT Stock Option" or collectively, "CDT Stock Options") issued pursuant to the CDT 1983 Stock Option Plan or the CDT 1994 Long Term Incentive Plan, whether vested or unvested, shall be assumed by Newco (all of such plans or agreements pursuant to which any CDT Stock Option has been issued or may be issued are referred to collectively as the "CDT Plans"). Each CDT Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such CDT Stock Option, the same number of Newco Shares as the holder of such CDT Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at a price per share equal to (y) the aggregate exercise price for the CDT Shares otherwise purchasable pursuant to such CDT Stock Option divided by (z) the number of Newco Shares deemed purchasable pursuant to such CDT Stock Option; provided, however, that in the case of any ISOs, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with section 424(a) of the Code.

       (c) As soon as practicable after the Effective Time, Newco shall deliver to the holders of USO Stock Options and CDT Stock Options appropriate notices setting forth such holders' rights pursuant to the respective USO Plans and CDT Plans and the agreements evidencing the grants of such CDT Options and USO Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.9 after giving effect to the Merger). Newco shall comply with the terms of the USO Plans and CDT Plans and ensure, to the extent required by, and subject to the provisions of, such Plans, that USO Stock Options and CDT Stock Options which qualified as incentive stock options immediately prior to the Effective Time continue to qualify as incentive stock options of Newco after the Effective Time.

       (d) Newco shall take all corporate action necessary to reserve for issuance a sufficient number of Newco Shares for delivery upon exercise of USO Stock Options and CDT Stock Options assumed in accordance with this Section 1.9. As soon as practicable after the Effective Time, Newco shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the Newco Shares subject to any USO Stock Options and CDT Stock Options held by persons who are or were directors, officers or employees of USO or CDT or their subsidiaries and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), where applicable, Newco shall administer USO Plans and CDT Plans assumed pursuant to this
Section 1.9 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act, as it may be amended from time to time, to the extent the applicable USO Plan and CDT Plan complied with such rule immediately prior to the Merger.

       (e) At the Effective Time, each of the (i) 371,429 warrants to purchase USO Shares (each a "USO Warrant") issued pursuant to the Warrant Agreement between US Order, Inc. and WorldCorp, Inc. dated as of May 1, 1993, and (ii) 14,802 warrants to purchase CDT Shares (each a "CDT Warrant") which then remains outstanding shall be deemed to constitute a warrant to purchase, on the same terms and conditions as were applicable under such USO Warrant or CDT Warrant, as the case may be, the same number of Newco Shares as the holder of such USO Warrant or CDT Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such warrant in full immediately prior to the Effective Time, at a price per share equal to (y) the aggregate exercise price for the USO Shares or CDT Shares otherwise purchasable pursuant to such USO Warrant or CDT Warrant, as the case may be, divided by (z) the number of full Newco Shares deemed purchasable pursuant to such USO Warrant or CDT Warrant, as the case may be.

            As soon as practicable after the Effective Time, Newco shall deliver to each holder of a USO Warrant or CDT Warrant appropriate notices setting forth such holder's rights pursuant to the warrants to purchase Newco Shares and the agreements evidencing such USO Warrants or CDT Warrants shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.9(d) after giving effect to the Merger).

            Newco shall take all corporate action necessary to reserve for issuance a sufficient number of Newco Shares for delivery upon exercise of USO Warrants or CDT Warrants assumed in accordance with this Section 1.9(d).

            (f) The parties will take such action as may be necessary to cause Newco to assume USO's rights and obligations with respect to the shares of Home Financial Network, Inc. ("HFN") pursuant to a certain shareholders agreement between USO, HFN, Daniel M. Schley and Eric T. Jacobsen (the "Founders"), dated October 18, 1995, as amended (the "HFN Shareholders Agreement"), and a certain shareholders agreement among USO, HFN, the Founders and Fleet Venture Resources, Inc., dated April 19, 1996 (the "Fleet Agreement"), and to reserve out of the authorized Newco Shares a sufficient number of Newco Shares for delivery pursuant to the HFN Shareholders Agreement and the Fleet Agreement.

       Section 1.10.Taking of Necessary Action; Further Action. If, at any time after the Effective Time, Newco, CDT or USO reasonably determines that any deeds, assignments, or instruments or confirmations of transfer are necessary or desirable to carry out the purposes of this Agreement and to vest Newco with full right, title and possession to all assets, property, rights, privileges, powers and franchises of USO or CDT, the officers and directors of Newco, USO and CDT are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary or desirable action.

  ARTICLE 2.REPRESENTATIONS AND WARRANTIES OF USO

       Except as set forth on the Disclosure Schedule delivered by USO to CDT (the "USO Disclosure Schedule"), USO hereby represents and warrants to CDT as follows:

       Section 2.1.Organization and Qualification.

       (a) USO is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on USO. When used in connection with USO, the term "Material Adverse Effect" means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of USO, other than any change or effect arising out of general economic conditions unrelated to any business in which USO is engaged, or (ii) that may impair the ability of USO to perform its obligations hereunder or to consummate the transactions contemplated hereby.

       (b) USO has heretofore delivered to CDT accurate and complete copies of the Certificate of Incorporation and Bylaws
(or similar governing documents), as currently in effect, of USO.

Except as set forth on Schedule 2.1 of the USO Disclosure Schedule, USO is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on USO.

       Section 2.2.Capitalization of USO.

       (a) The authorized capital stock of USO consists of: (i) Thirty-Five Million (35,000,000) USO Shares, of which, as of July 31, 1996, 15,887,407 USO Shares were issued and outstanding, and no USO Shares were held in treasury, and (ii) Five Million (5,000,000) shares of Preferred Stock, par value $.001 per share, no shares of which are outstanding. All of the outstanding USO Shares have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights. As of July 31, 1996, approximately 2,519,923 USO Shares were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding USO Stock Options issued pursuant to the USO Plans, 1,000,000 USO Shares were reserved for issuance pursuant to the USO Employee Stock Purchase Plan (the "ESPP"), and 371,429 USO Shares were reserved for issuance with respect to USO Warrants. All of the USO Warrants expire on September 4, 1996. In addition, pursuant to an agreement dated September 14, 1995, certain parties have the right to require USO to acquire their shares in Home Financial Network, Inc. in exchange for USO Shares pursuant to a formula contained in such agreement. Between July 31, 1996 and the date hereof, no shares of USO's capital stock have been issued other than pursuant to USO Stock Options already in existence on such date, and, between July 31, 1996 and the date hereof, no stock options have been granted. Except as set forth above, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of USO, (ii) securities of USO convertible into or exchangeable for shares of capital stock or voting securities of USO, (iii) options or other rights to acquire from USO and, except as described in the USO SEC Reports (as defined below), no obligations of USO to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of USO, and
(iv) equity equivalents, interests in the ownership or earnings of USO or other similar rights (collectively, "USO Securities"). As of the date hereof, except as set forth on Schedule 2.2(a) of the USO Disclosure Schedule there are no outstanding obligations of USO or its subsidiaries to repurchase, redeem or otherwise acquire any USO Securities or stockholder agreements, voting trusts or other agreements or understandings to which USO is a party or by which it is bound relating to the voting or registration of any shares of capital stock of USO. For purposes of this Agreement, "Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

       (b) The USO Shares constitute the only class of equity securities of USO registered or required to be registered under the Exchange Act.

       (c) USO does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity.

Section 2.3.  Authority Relative to this Agreement;
Recommendation.

     (a) USO has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of USO (the "USO Board") and no other corporate proceedings on the part of USO are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in Section 2.17, the approval and adoption of this Agreement by the holders of at least a majority of the then outstanding USO Shares. This Agreement has been duly and validly executed and delivered by USO and constitutes a valid, legal and binding agreement of USO, enforceable against USO in accordance with its terms.

       (b) The USO Board has resolved to recommend that the stockholders of USO approve and adopt this Agreement.

Section 2.4.  SEC Reports; Financial Statements.

       (a) USO has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since June 1, 1995, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act (and the rules and regulations promulgated thereunder, respectively), each as in effect on the dates such forms, reports and documents were filed. USO has heretofore delivered or promptly will deliver prior to the Effective Date to Newco and CDT, in the form filed with the SEC (including any amendments thereto but excluding any exhibits), (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1995, (ii) all definitive proxy statements relating to USO's meetings of stockholders (whether annual or special) held since June 1, 1995 and (iii) all other reports or registration statements filed by USO with the SEC since June 1, 1995 (all of the foregoing, collectively, the "USO SEC Reports"). None of such USO SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of USO included in the USO SEC Reports fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of USO as of the dates thereof and its results of operations and changes in financial position for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the USO SEC Reports have been so filed.

       (b) USO has heretofore made available or promptly will make available to Newco and CDT a complete and correct copy of any amendments or modifications, which are required to be filed with the SEC but have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by USO with the SEC pursuant to the Exchange Act.


Section 2.5. Information Supplied. None of the information supplied or to be supplied by USO for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Newco in connection with the issuance of Newco Shares in the Merger (the "S-4") will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the proxy statement relating to the meeting of USO's stockholders and the meeting of CDT's stockholders to be held in connection with the Merger (the "Proxy Statement") will, at the date mailed to stockholders of USO and at the times of the meeting or meetings of stockholders of USO to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to the meeting of USO's stockholders to vote on the Merger, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

Section 2.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the rules of the National Association of Securities Dealers, Inc. ("NASD"), the filing and recordation of the Merger Certificate as required by the DGCL, and as set forth on Schedule 2.6 of the USO Disclosure Schedule no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by USO of this Agreement or the consummation by USO of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on USO.

       Except as set forth in Section 2.6 of the USO Disclosure Schedule, neither the execution, delivery and performance of this Agreement by USO nor the consummation by USO of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or similar governing documents) of USO,
(ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which USO is a party or by which any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to USO or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on USO.

       Section 2.7.  No Default.  Except as set forth in Section
2.7 of the USO Disclosure Schedule, USO is not in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which USO is now a party or by which any of its respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to USO or any of its respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on USO. Except as set forth in Section 2.7 of the USO Disclosure Schedule, each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which USO is now a party or by which its respective properties or assets may be bound that is material to USO and that has not expired is in full force and effect and is not subject to any material default thereunder of which USO is aware by any party obligated to USO thereunder.

       Section 2.8. No Undisclosed Liabilities; Absence of Changes. Except as set forth in Section 2.8 of the USO Disclosure Schedule and except as and to the extent publicly disclosed by USO in the USO SEC Reports, as of December 31, 1995, USO does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a balance sheet of USO (including the notes thereto) or which would have a Material Adverse Effect on USO. Except as publicly disclosed by USO, since December 31, 1995, USO has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to USO having or which reasonably could be expected to have, a Material Adverse Effect on USO. Except as and to the extent publicly disclosed by USO in the USO SEC Reports and except as set forth in Section 2.8 of the USO Disclosure Schedule, since December 31, 1995, there has not been (i) any material change by USO in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles),
(ii) any revaluation by USO of any of its assets having a Material Adverse Effect on USO, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.1 of this Agreement had such action or event occurred after the date of this Agreement.

       Section 2.9. Litigation. Except as publicly disclosed by USO in the USO SEC Reports, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of USO, threatened against USO or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on USO or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by USO in the USO SEC Reports, USO is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on USO or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

Section 2.10. Compliance with Applicable Law. Except as publicly disclosed by USO in the USO SEC Reports, USO holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "USO Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on USO. Except as publicly disclosed by USO in the USO SEC Reports, USO is in compliance with the terms of the USO Permits, except where the failure so to comply would not have a Material Adverse Effect on USO. Except as publicly disclosed by USO in the USO SEC Reports, the business of USO is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 2.10 with respect to Environmental Laws (as defined in Section 2.12 below) and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on USO. Except as publicly disclosed by USO in the USO SEC Reports, no investigation or review by any Governmental Entity with respect to USO is pending or, to the knowledge of USO, threatened, nor, to the knowledge of USO, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which USO reasonably believes will not have a Material Adverse Effect on USO.

       Section 2.11.  Employee Benefit Plans; Labor Matters.


       (a) Except as set forth in Section 2.11(a) of the USO Disclosure Schedule, with respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained or contributed to at any time by USO or any entity required to be aggregated with USO pursuant to
Section 414 of the Code (each, a "USO Employee Plan"), no event has occurred and to the knowledge of USO, no condition or set of circumstances exists in connection with which USO could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on USO.

       (b)  (i)   No USO Employee Plan is or has been subject to
Title IV of ERISA or Section 412 of the Code; and (ii) each USO Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.



       (c) Section 2.11(c) of the USO Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any USO Stock Options, together with the number of USO Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option. Section 2.11(c) of the USO Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. USO has furnished CDT with complete copies of the plans pursuant to which the USO Stock Options were issued. Other than the automatic vesting of USO Stock Options that may occur without any action on the part of USO or its officers or directors, USO has not taken any action that would result in any USO Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

       (d) USO has made available to CDT (i) a description of the terms of employment and compensation arrangements of all officers of USO and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating USO to make annual cash payments in an amount exceeding $60,000; (iii) a schedule listing all officers of USO who have executed a non-competition agreement with USO and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of USO with or relating to its employees, except programs and policies required to be maintained by law; and (v) copies of all plans, programs, agreements and other arrangements of USO with or relating to its employees which contain change in control provisions all of which are set forth in Section 2.11(d) of the USO Disclosure Schedule.

       (e) There shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any USO Employee Plan or any agreement or arrangement disclosed under this Section 2.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

       (f) There are no controversies pending or, to the knowledge of USO, threatened, between USO and any of their employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on USO. Neither USO nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by USO or any of its subsidiaries (and neither USO nor any of its subsidiaries has any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does USO know of any activities or proceedings of any labor union to organize any of its or employees. USO has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof, by or with respect to any of its employees.

       Section 2.12.  Environmental Laws and Regulations.

       (a) Except as publicly disclosed by USO in the USO SEC Reports, (i) USO is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance that would not have a Material Adverse Effect on USO, which compliance includes, but is not limited to, the possession by USO of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) USO has not received written notice of, or, to the knowledge of USO, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim") that could reasonably be expected to have a Material Adverse Effect on USO; and (iii) to the knowledge of USO, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

       (b) Except as publicly disclosed by USO, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on USO that are pending or, to the knowledge of USO, threatened against USO or, to the knowledge of USO, against any person or entity whose liability for any Environmental Claim USO has or may have retained or assumed either contractually or by operation of law.

       Section 2.13.  Tax Matters.

       (a) Except as set forth in Section 2.13 of the USO Disclosure Schedule: (i) USO has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns (as defined herein) with respect to Taxes (as defined herein) of USO and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to USO have been paid in full or have been provided for in accordance with GAAP on USO's most recent balance sheet which is part of the USO SEC Documents; (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to USO; (iv) to the knowledge of USO none of the Tax Returns of or with respect to USO is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to USO which has not been abated or paid in full.

       (b) For purposes of this Agreement, (i) "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority and (ii) "Tax Return" shall mean any report, return, documents, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes.

       Section 2.14. Title to Property. USO has good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on USO; and, to USO's knowledge, all leases pursuant to which USO leases from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of USO, under any of such leases, any existing material default or event of default (or event which with notice of lapse of time, or both, would constitute a default and in respect of which USO has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event, would not have a Material Adverse Effect on USO.

       Section 2.15.  Intellectual Property.

       (a) USO owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets and applications therefor that are material to its business as currently conducted (the "USO Intellectual Property Rights").

       (b) The validity of the USO Intellectual Property Rights and the title thereto of USO is not being questioned in any litigation to which USO is a party.

       (c) Except as set forth in Section 2.15(c) of the USO Disclosure Schedule, the conduct of the business of USO as now conducted does not, to USO's knowledge, infringe any valid patents, trademarks, trade names, service marks or copyrights of others. The consummation of the transactions completed hereby will not result in the loss or impairment of any USO Intellectual Property Rights.

       (d) USO has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where USO has elected to rely on patent or copyright protection in lieu of trade secret protection.

       Section 2.16. Insurance. USO maintains general liability and other business insurance that USO believes to be reasonably prudent for its business.

       Section 2.17. Vote Required. The affirmative vote of the holders of at least a majority of the outstanding USO Shares is the only vote of the holders of any class or series of USO's capital stock necessary to approve and adopt this Agreement and the Merger.

       Section 2.18. Tax Treatment. Neither USO nor, to the knowledge of USO, any of its affiliates has taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.


       Section 2.19. Affiliates. Except for Principal USO Stockholder ("PCS") and the directors and executive officers of USO, each of whom is listed in Section 2.19 of the USO Disclosure Schedule, there are no persons who, to the knowledge of USO, may be deemed to be affiliates of USO under Rule 1-02(b) of Regulation S-X of the SEC (the "USO Affiliates").

       Section 2.20. Certain Business Practices. None of USO or any directors, officers, agents or employees of USO has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), or (iii) made any other unlawful payment.

       Section 2.21.  Insider Interests.  Except as set forth in
Section 2.21 of the USO Disclosure Schedule, neither PCS nor any officer or director of USO has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or USO Intellectual Property Rights, used in or pertaining to the business of USO, expect for the ordinary rights of a stockholder or employee stock optionholder.

       Section 2.22. Opinion of Financial Adviser. Salomon Brothers Inc (the "USO Financial Adviser") has delivered to the USO Board its written opinion, dated the date of this Agreement, to the effect that, as of such date, the exchange ratio contemplated by the Merger is fair to the holders of USO Shares.


    Section 2.23. Brokers. No broker, finder or investment banker (other than the USO Financial Adviser, a true and correct copy of whose engagement agreement has been provided to CDT) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of USO.

    Section 2.24. Disclosure. No representation or warranty of USO in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to CDT pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

    Section 2.25. No Existing Discussions. As of the date hereof, USO is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 4.4).



    Section 2.26.  Material Contracts.

       (a) USO has delivered or otherwise made available to CDT true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which USO is a party affecting the obligations of any party thereunder) to which USO is a party or by which any of its properties or assets are bound that are, material to the business, properties or assets of USO taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of USO taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which USO is a party involving employees of USO);
(ii) licensing, publishing, merchandising or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements;
(v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise entered into since June 1, 1995; (vi) contracts or agreements with any Governmental Entity; and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 4.1 hereof, the "USO Contracts"). USO is not a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

       (b) Each of the USO Contracts is valid and enforceable in accordance with its terms, and there is no default under any USO Contract so listed either by USO or, to the knowledge of USO, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by USO or, to the knowledge of USO, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on USO.



      (c) No party to any such USO Contract has given notice to USO of or made a claim against USO with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on USO.

ARTICLE 3.REPRESENTATIONS AND WARRANTIES OF CDT

   Except as set forth on the Disclosure Schedule delivered by CDT to USO (the "CDT Disclosure Schedule"), CDT hereby represents and warrants to USO as follows:

       Section 3.1.Organization and Qualification.

       (a) Each of CDT and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on CDT. When used in connection with CDT, the term "Material Adverse Effect" means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of CDT and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions unrelated to any businesses in which CDT and its subsidiaries are engaged, or (ii) that may impair the ability of CDT to consummate the transactions contemplated hereby.

       (b) CDT has heretofore delivered to USO accurate and complete copies of the Certificate of Incorporation and Bylaws
(or similar governing documents), as currently in effect, of CDT.

Each of CDT and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on CDT.

        Section 3.2.  Capitalization of CDT.

      (a) As of July 31, 1996, the authorized capital stock of CDT consists of Twenty Million (20,000,000) CDT Shares, 15,525,035 CDT Shares (including 63,780 CDT Shares held in CDT's treasury) were issued and 15,461,225 shares were outstanding.
All of the outstanding CDT Shares have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights. As of July 31, 1996, approximately 329,500 CDT Shares were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding CDT Stock Options issued pursuant to the CDT Plans. As of July 31, 1996, 14,802 CDT Shares were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding warrants (collectively, the "CDT Warrants").

       (b)  Except as set forth in Section 3.2(b) of the CDT
Disclosure Schedule, CDT is the record and beneficial owner of all of the issued and outstanding shares of capital stock of its subsidiaries.

       (c) Except as set forth in Section 3.2(c) of the CDT Disclosure Schedule, between July 31, 1996 and the date hereof, no shares of CDT's capital stock have been issued other than pursuant to CDT Stock Options already in existence on such date, and, between July 31, 1996 and the date hereof, no CDT Stock Options have been granted. Except as set forth in Section 3.2(a) above, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of CDT, (ii) securities of CDT or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of CDT, (iii) options or other rights to acquire from CDT or its subsidiaries, or obligations of CDT or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of CDT, or (iv) equity equivalents, interests in the ownership or earnings of CDT or its subsidiaries or other similar rights (collectively, "CDT Securities"). As of the date hereof, there are no outstanding obligations of CDT or any of its subsidiaries to repurchase, redeem or otherwise acquire any CDT Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which CDT is a party or by which it is bound relating to the voting or registration of any shares of capital stock of CDT.

       (d) Except as set forth in Section 3.2(d) of the CDT Disclosure Schedule, there are no securities of CDT convertible into or exchangeable for, no options or other rights to acquire from CDT, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of, any subsidiary of CDT.

       (e) The CDT Shares constitute the only class of equity securities of CDT or its subsidiaries registered or required to be registered under the Exchange Act.

       (f)  Except as set forth in Section 3.2(f) of the CDT
Disclosure Schedule, CDT does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity.

Section 3.3.  Authority Relative to this Agreement;
Recommendation.

     (a) CDT has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of CDT (the "CDT Board"), and no other corporate proceedings on the part of CDT are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in Section 3.17, the approval and adoption of this Agreement by the holders of at least a majority of the then outstanding CDT Shares. This Agreement has been duly and validly executed and delivered by CDT and constitutes a valid, legal and binding agreement of CDT, enforceable against CDT in accordance with its terms.

       (b) The CDT Board has resolved to recommend that the stockholders of CDT approve and adopt this Agreement.

Section 3.4.  SEC Reports; Financial Statements.

       (a) CDT has filed all required forms, reports and documents with the SEC since January 1, 1993, each of which has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act (and the rules and regulations promulgated thereunder, respectively), each as in effect on the dates such forms, reports and documents were filed. CDT has heretofore delivered or promptly will deliver prior to the Effective Date to Newco and USO, in the form filed with the SEC (including any amendments thereto but excluding any exhibits), (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1993, December 31, 1994 and December 31, 1995, (ii) all definitive proxy statements relating to CDT's meetings of stockholders (whether annual or special) held since January 1, 1993 and (iii) all other reports or registration statements filed by CDT with the SEC since January 1, 1993 (all of the foregoing, collectively, the "CDT SEC Reports"). None of such CDT SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of CDT included in the CDT SEC Reports fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of CDT and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the CDT SEC Reports have been so filed.

       (b) CDT has heretofore made available or promptly will make available to Newco and USO a complete and correct copy of any amendments or modifications, which are required to be filed with the SEC but have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by CDT with the SEC pursuant to the Exchange Act.


Section 3.5. Information Supplied. None of the information supplied or to be supplied by CDT for inclusion or incorporation by reference to (i) the S-4 will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and
(ii) the Proxy Statement will, at the date mailed to stockholders of CDT and at the times of the meeting or meetings of stockholders of CDT to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to the meeting of CDT's stockholders to vote on the Merger, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and the S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

Section 3.6. Consents and Approvals; No Violations. Except as set forth in Section 3.6 of the CDT Disclosure Schedule, and for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, the rules of the NASD, and the filing and recordation of the Merger Certificate as required by the DGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by CDT of this Agreement or the consummation by CDT of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on CDT.

         Neither the execution, delivery and performance of this Agreement by CDT nor the consummation by CDT of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or similar governing documents) of CDT or any of CDT's subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which CDT or any of CDT's subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to CDT or any of CDT's subsidiaries or any of their respective properties or assets, except in the case of (ii) or
(iii) for violations, breaches or defaults which would not have a Material Adverse Effect on CDT.

       Section 3.7. No Default. None of CDT or any of its subsidiaries is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which CDT or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to CDT, its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on CDT. Each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which CDT or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound that is material to CDT and its subsidiaries taken as a whole and that has not expired is in full force and effect and is not subject to any material default thereunder of which CDT is aware by any party obligated to CDT or any subsidiary thereunder.


     Section 3.8. No Undisclosed Liabilities; Absence of Changes. Except as and to the extent publicly disclosed by CDT in the CDT SEC Reports, as of December 31, 1995, none of CDT or its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of CDT and its consolidated subsidiaries (including the notes thereto) or which would have a Material Adverse Effect on CDT. Except as publicly disclosed by CDT, since December 31, 1995, none of CDT or its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to CDT or its subsidiaries having or which could reasonably be expected to have, a Material Adverse Effect on CDT. Except as and to the extent publicly disclosed by CDT in the CDT SEC Reports or except as set forth in Section 3.8 of the CDT Disclosure Schedule, since December 31, 1995, there has not been (i) any material change by CDT in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by CDT of any of its assets having a Material Adverse Effect on CDT, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.2 of this Agreement had such action or event occurred after the date of this Agreement.

       Section 3.9.  Litigation.  Except as set forth in Schedule
3.9 of the CDT Disclosure Schedule or as publicly disclosed by CDT in the CDT SEC Reports, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of CDT, threatened against CDT or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on CDT or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by CDT in the CDT SEC Reports, none of CDT or its subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on CDT or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

       Section 3.10. Compliance with Applicable Law. Except as publicly disclosed by CDT in the CDT SEC Reports, CDT and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "CDT Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on CDT. Except as publicly disclosed by CDT in the CDT SEC Reports, CDT and its subsidiaries are in compliance with the terms of the CDT Permits, except where the failure so to comply would not have a Material Adverse Effect on CDT. Except as publicly disclosed by CDT in the CDT SEC Reports, the businesses of CDT and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 3.10 with respect to Environmental Laws and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on CDT. Except as publicly disclosed by CDT in the CDT SEC Reports, no investigation or review by any Governmental Entity with respect to CDT or its subsidiaries is pending or, to the knowledge of CDT, threatened, nor, to the knowledge of CDT, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which CDT reasonably believes will not have a Material Adverse Effect on CDT.

       Section 3.11.  Employee Benefit Plans; Labor Matters.


      (a) With respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of ERISA), maintained or contributed to at any time by CDT, any of its subsidiaries or any entity required to be aggregated with CDT or any of its subsidiaries pursuant to Section 414 of the Code (each, a "CDT Employee Plan"), no event has occurred and, to the knowledge of CDT, no condition or set of circumstances exists in connection with which CDT or any of its subsidiaries could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on CDT.

       (b) (i) No CDT Employee Plan is or has been subject to Title IV of ERISA or Section 412 of the Code; and (ii) each CDT Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.



       (c) Section 3.11(c) of the CDT Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any CDT Stock Options, together with the number of CDT Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option. Section 3.11(c) of the CDT Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. CDT has furnished USO with complete copies of the plans pursuant to which the CDT Stock Options were issued. Other than the automatic vesting of CDT Stock Options that may occur without any action on the part of CDT or its officers or directors, CDT has not taken any action that would result in any CDT Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

       (d) CDT has made available to USO (i) a description of the terms of employment and compensation arrangements of all officers of CDT and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating CDT to make annual cash payments in an amount exceeding $60,000; (iii) a schedule listing all officers of CDT who have executed a non-competition agreement with CDT and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of CDT with or relating to its employees, except programs and policies required to be maintained by law; and (v) copies of all plans, programs, agreements and other arrangements of the CDT with or relating to its employees which contain change in control provisions.

       (e) Except as disclosed in Section 3.11(e) of the CDT Disclosure Schedule, there shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any CDT Employee Plan or any agreement or arrangement disclosed under this Section 3.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

       (f) There are no controversies pending or, to the knowledge of CDT, threatened, between CDT or any of its subsidiaries and any of their respective employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on CDT. Neither CDT nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by CDT or any of its subsidiaries (and neither CDT nor any of its subsidiaries has any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does CDT know of any activities or proceedings of any labor union to organize any of its or any of its subsidiaries' employees. CDT has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof, by or with respect to any of its or any of its subsidiaries' employees.

       Section 3.12.  Environmental Laws and Regulations.

       (a) Except as publicly disclosed by CDT in the CDT SEC Reports, (i) each of CDT and its subsidiaries is in material compliance with all Environmental Laws, except for non-compliance that would not have a Material Adverse Effect on CDT, which compliance includes, but is not limited to, the possession by CDT and its subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) none of CDT or its subsidiaries has received written notice of, or, to the knowledge of CDT, is the subject of, any Environmental Claim that could reasonably be expected to have a Material Adverse Effect on CDT; and (iii) to the knowledge of CDT, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.


     (b) Except as publicly disclosed by CDT, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on CDT that are pending or, to the knowledge of CDT, threatened against CDT or any of its subsidiaries or, to the knowledge of CDT, against any person or entity whose liability for any Environmental Claim CDT or its subsidiaries has or may have retained or assumed either contractually or by operation of law.

       Section 3.13.  Tax Matters.  Except as set forth in
Section 3.13 of the CDT Disclosure Schedule: (i) CDT and each of its subsidiaries has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns with respect to Taxes of CDT and each of its subsidiaries and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to CDT and each of its subsidiaries have been paid in full or have been provided for in accordance with GAAP on CDT's most recent balance sheet which is part of the CDT SEC Documents; (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to CDT or its subsidiaries; (iv) to the knowledge of CDT none of the Tax Returns of or with respect to CDT or any of its subsidiaries is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to CDT or any of its subsidiaries which has not been abated or paid in full.


       Section 3.14. Title to Property. CDT and each of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on CDT; and, to CDT's knowledge, all leases pursuant to which CDT or any of its subsidiaries lease from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of CDT, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which CDT or such subsidiary has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not have a Material Adverse Effect on CDT.

      Section 3.15.  Intellectual Property.

       (a) Each of CDT and its subsidiaries owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, services marks, copyrights, trade secrets, and applications therefor that are material to its business as currently conducted (the "CDT Intellectual Property Rights").

       (b)  Except as set forth in Section 3.15(b) of the CDT
Disclosure Schedule, the validity of the CDT Intellectual
Property Rights and the title thereto of CDT or any subsidiary, as the case may be, is not being questioned in any litigation to which CDT or any subsidiary is a party.

       (c) The conduct of the business of CDT and its subsidiaries as now conducted does not, to CDT's knowledge, infringe any valid patents, trademarks, tradenames, service marks or copyrights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any CDT Intellectual Property Rights.

       (d) Each of CDT and its subsidiaries has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where CDT has elected to rely on patent or copyright protection in lieu of trade secret protection.

        Section 3.16.  Insurance.  CDT and its subsidiaries
maintain general liability and other business insurance that CDT believes to be reasonably prudent for its business.

       Section 3.17. Vote Required. The affirmative vote of the holders of at least a majority of the outstanding CDT Shares is the only vote of the holders of any class or series of CDT's capital stock necessary to approve and adopt this Agreement and the Merger.

       Section 3.18. Tax Treatment. Neither CDT nor, to the knowledge of CDT, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

       Section 3.19. Affiliates. Except for the directors and executive officers of CDT, each of whom is listed in Section 3.19 of the CDT Disclosure Schedule, there are no persons who, to the knowledge of CDT, may be deemed to be affiliates of CDT under Rule 1-02(b) of Regulation S-X of the SEC (the "CDT Affiliates").


       Section 3.20. Certain Business Practices. None of CDT, any of its subsidiaries or any directors, officers, agents or employees of CDT or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the FCPA, or (iii) made any other unlawful payment.

       Section 3.21.  Insider Interests.  Except as set forth in
Section 3.21 of the CDT Disclosure Schedule, no officer or director of CDT has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or CDT Intellectual Property Rights, used in or pertaining to the business of CDT or any subsidiary, except for the ordinary rights of a stockholder or employee stock optionholder.

       Section 3.22. Opinion of Financial Adviser. First Albany Corporation (the "CDT Financial Adviser") has delivered to the CDT Board its written opinion, dated as of the date of this Agreement, to the effect that, as of such date, the exchange ratio contemplated by the Merger is fair to the holders of CDT Shares.

       Section 3.23. Brokers. No broker, finder or investment banker (other than the CDT Financial Adviser, a true and correct copy of whose engagement agreement has been provided to USO) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CDT.

       Section 3.24. Disclosure. No representation or warranty of CDT in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to USO pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

      Section 3.25. No Existing Discussions. As of the date hereof, CDT is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 5.4).

     Section 3.26.  Material Contracts.

         (a) CDT has delivered or otherwise made available to USO true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which CDT is a party affecting the obligations of any party thereunder) to which CDT or any of its subsidiaries is a party or by which any of their properties or assets are bound that are, material to the business, properties or assets of CDT and its subsidiaries taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of CDT and its subsidiaries taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which CDT is a party involving employees of CDT); (ii) licensing, publishing, merchandising or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise entered into since January 1, 1993, (vi) contracts or agreements with any Governmental Entity; and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 5.2 hereof, the "CDT Contracts"). Neither CDT nor any of its subsidiaries is a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

       (b) Each of the CDT Contracts is valid and enforceable in accordance with its terms, and there is no default under any CDT Contract so listed either by CDT or, to the knowledge of CDT, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by CDT or, to the knowledge of CDT, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on CDT.


      (c) No party to any such CDT Contract has given notice to CDT of or made a claim against CDT with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on CDT.

ARTICLE 4.  COVENANTS

       Section 4.1. Conduct of Business of USO. Except as contemplated by this Agreement or as described in Section 4.1 of the USO Disclosure Schedule, during the period from the date hereof to the Effective Time, USO will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.1 of the USO Disclosure Schedule, prior to the Effective Time, USO will not, without the prior written consent of CDT:

        (a) amend its Certificate of Incorporation or Bylaws (or other similar governing instrument);

        (b) amend the terms of the USO Warrants, authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for (i) the issuance and sale of USO Shares pursuant to options previously granted under the USO Plans; (ii) the issuance and sale of USO Shares pursuant to USO Warrants outstanding on the date hereof; and (iii) the granting of stock options to employees in the ordinary course of business and consistent with past practices of USO, provided that the aggregate number of USO Shares issuable pursuant to such options shall not exceed 200,000;

       (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

       (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of USO (other than the Merger);

       (e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to, or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of USO; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

        (f) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent USO from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 1997 in the ordinary course of year-end compensation reviews consistent with past practice and paying bonuses to employees for fiscal 1996 in amounts previously disclosed to CDT (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to USO);

        (g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions (other than in the ordinary course of business);

        (h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

        (i) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

       (j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to USO; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $500,000 or, in the aggregate, are in excess of $1,000,000; provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;


       (k) make any tax election or settle or compromise any income tax liability material to USO;

       (l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on USO;

       (m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or in the ordinary course of business; or

        (n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(m) or any action which would make any of the representations or warranties of USO contained in this Agreement untrue or incorrect.

     Section 4.2. Conduct of Business of CDT. Except as contemplated by this Agreement or as described in Section 4.2 of the CDT Disclosure Schedule, during the period from the date hereof to the Effective Time, CDT will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.2 of the CDT Disclosure Schedule, prior to the Effective Time, CDT will not, without the prior written consent of USO:

       (a) amend its Certificate of Incorporation or Bylaws (or other similar governing instrument);

       (b) amend the terms of the CDT Warrants, authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for (i) the issuance and sale of CDT Shares pursuant to options previously granted under the CDT Plans (ii) the issuance and sale of CDT Shares pursuant to CDT Warrants outstanding on the date hereof; and (iii) the granting of stock options to employees in the ordinary course of business and consistent with past practices of CDT, provided that the aggregate number of CDT Shares issuable pursuant to such options shall not exceed 200,000;

       (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

       (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of CDT (other than the Merger);

       (e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to, or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of CDT or its subsidiaries; or
(v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

       (f) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent CDT or its subsidiaries from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 1997 in the ordinary course of year-end compensation reviews consistent with past practice and paying bonuses to employees for fiscal 1996 in amounts previously disclosed to USO (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to CDT);

       (g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions other than in the ordinary course of business;

       (h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

       (i) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory of writing-off notes or accounts receivable other than in the ordinary course of business;

       (j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to CDT; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $500,000 or, in the aggregate, are in excess of $1,000,000: provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;


      (k) make any tax election or settle or compromise any income tax liability material to CDT and its subsidiaries taken as a whole;

       (l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on CDT;

       (m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or except in the ordinary course of business; or

       (n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through 4.2(m) or any action which would make any of the representations or warranties of the CDT contained in this Agreement untrue or incorrect.

       Section 4.3. Preparation of S-4 and the Proxy Statement. CDT and USO shall promptly prepare and file with the SEC the Proxy Statement, and the parties shall prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of the parties shall use its best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. The parties shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Newco Shares in the Merger and upon the exercise of USO Stock Options and CDT Stock Options. Each party shall furnish all information concerning such party and the stockholders and holders of stock options of such party as may be reasonably requested in connection with any such action.

       Section 4.4.  Other Potential Acquirers.

       (a) Each of CDT and USO, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Third Party Acquisition (as defined below). CDT or USO may, directly or indirectly, furnish information and access, in each case only in response to unsolicited requests therefor, to any person or group pursuant to confidentiality agreements with terms no less favorable to CDT or USO than the Confidentiality Agreement dated June 24, 1996 between USO and CDT is with respect to CDT, or USO, as the case may be, and may participate in discussions and negotiate with such entity or group concerning any Third Party Acquisition, if (i) such entity or group has submitted a Superior Proposal (as defined in paragraph (b) below) to the CDT Board or the USO Board, as the case may be, relating to any such Third Party Acquisition and
(ii) such Board by a majority vote determines in its good faith judgment, after consultation with and based upon the advice of independent legal counsel, that it is required to do so in order to comply with its fiduciary duties; provided, and subject to
Section 6.1 below, if CDT shall have received a Superior Proposal it shall not, in any event, be entitled to terminate this Agreement as a result of the occurrence of the events described in clauses (i) and (ii) of this sentence; provided further, if USO shall have received a Superior Proposal it shall not, in any event, be entitled to terminate this Agreement as a result of the occurrence of the events described in clauses (i) and (ii) of this sentence. The CDT Board or the USO Board, as the case may be, shall provide a copy of any such written Superior Proposal and a summary of any such oral Superior Proposal to the other party to this Agreement immediately after receipt thereof and thereafter keep such other party promptly advised of any development with respect thereto. Except as set forth above, neither CDT nor USO nor any of their respective affiliates shall, nor shall CDT or USO authorize or permit any of its or their respective officers, directors, employees, representatives or agents to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any person or group (other than to the other party to this Agreement, any affiliate or associate of or any designees of the other party to this Agreement) concerning any Third Party Acquisition; provided, however, that nothing herein shall prevent the CDT Board or the USO Board from taking, and disclosing to the CDT's or USO's stockholders, as the case may be, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer.

       (b) Except as set forth in this Section 4.4(b), neither the CDT Board nor the USO Board shall withdraw its recommendation of the transactions contemplated hereby or approve or recommend, or cause CDT or USO, as the case may be, to enter into any agreement with respect to, any Third Party Acquisition. Notwithstanding the foregoing, if the CDT Board or the USO Board, respectively, by a majority vote determines in its good faith judgment, after consultation with and based upon the advice of independent legal counsel, that it is required to do so in order to comply with its fiduciary duties, the CDT Board or the USO Board, as the case may be, may withdraw its recommendation of the transactions contemplated hereby and may approve or recommend a Superior Proposal, but in each case only (i) after providing reasonable written notice to USO or CDT, as the case may be, (a "Notice of Superior Proposal") advising USO or CDT that the CDT Board or the USO Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, and (ii) if USO or CDT does not, within seven business days after such party's receipt of the Notice of Superior Proposal, make a counter offer which such party's Board by a majority vote determines in its good faith judgment (based on the written advice of the USO Financial Advisor or the CDT Financial Advisor or another financial adviser of nationally recognized reputation) to be as favorable to the stockholders of the party who has received the original Superior Proposal; provided, however, no party hereto shall be entitled to enter into any agreement with respect to a Superior Proposal unless and until this Agreement is terminated by its terms pursuant to Section
6.1. For the purposes of this Agreement, "Third Party Acquisition" means the occurrence of any of the following events:
(i) the acquisition of CDT or USO by merger or otherwise by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than by USO, CDT, or Newco or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of more than 30% of the total assets of USO or CDT; (iii) the acquisition by a Third Party of 30% or more of the outstanding USO Shares or CDT Shares; (iv) the adoption by CDT or USO of a plan of liquidation or the declaration or payment of an extraordinary dividend; (v) the repurchase by CDT or USO of more than 20% of its outstanding shares; or (vi) the acquisition by CDT or USO, by merger, purchase of stock or assets, joint venture or otherwise, of a direct or indirect ownership interest or investment in any business whose annual revenues, net income or assets is equal or greater than 40% of its annual revenues, net income or assets together with its subsidiaries taken as whole. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares then outstanding or all or substantially all of the assets of CDT or USO, as the case may be, and otherwise on terms which the CDT Board or the USO Board, as the case may be, by a majority vote determines in its good faith judgment (based on the written advice of the USO Financial Advisor or the CDT Financial Advisor or another financial adviser of nationally recognized reputation) to be more favorable to such party's stockholders than the Merger.

       Section 4.5. Meetings of Stockholders. Each of CDT and USO shall take all action necessary, in accordance with the DGCL, and its respective certificate of incorporation and bylaws, to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable, to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. The stockholder votes required for the adoption and approval of the transactions contemplated by this Agreement shall be the vote required by the DGCL and its charter and bylaws, in the case of USO, and the DGCL and its charter and bylaws, in the case of CDT. USO and CDT will, through their respective Boards of Directors, recommend to their respective stockholders approval of such matters; provided, however, that, subject to the provisions of Section 6.3, the USO Board or the CDT Board may withdraw its recommendation if (i) USO or CDT, as the case may be, receives a Superior Proposal, and
(ii) after complying with the provisions of Section 4.4(b), the USO Board or the CDT Board by a majority vote determines in its good faith judgment, after consultation with and based upon the advice of independent legal counsel, that it is required, in order to comply with its fiduciary duties, to recommend the Superior Proposal; provided further, however, that neither USO nor CDT, respectively, if such party shall have received a Superior Proposal, shall, in any event, be permitted to terminate this Agreement as a result of the occurrence of the events described in clauses (i) and (ii) of this sentence. USO and CDT shall coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day and as soon as practicable after the date hereof.


     Section 4.6. Nasdaq Listing. The parties shall use all reasonable efforts to cause the Newco Shares to be issued in the Merger and the Newco Shares to be reserved for issuance upon exercise of USO Stock Options or CDT Stock Options to be approved for listing on the Nasdaq National Market ("Nasdaq"), subject to official notice of issuance, prior to the Effective Time.

       Section 4.7.Access to Information.

       (a) Between the date hereof and the Effective Time, USO will give CDT and its authorized representatives, and CDT will give USO and its authorized representatives, reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of itself and its subsidiaries, will permit the other party to make such inspections as such party may reasonably require and will cause its officers and those of its subsidiaries to furnish the other party with such financial and operating data and other information with respect to the business and properties of itself and its subsidiaries as the other party may from time to time reasonably request.

       (b) Between the date hereof and the Effective Time, USO shall furnish to CDT, and CDT will furnish to USO, within 25 business days after the end of each calendar month (commencing with June 1996, and, in the case of June 1996, within 90 days), an unaudited balance sheet of the party furnishing such information as of the end of the such month and the related statements of earnings, stockholders' equity (deficit) and, within 25 business days after the end of each calendar quarter (or, in the case of the quarter ended June 30, within 90 days), cash flows for the quarter then ended, each prepared in accordance with generally accepted accounting principles in conformity with the practices consistently applied by such party with respect to its monthly or quarterly financial statements. All the foregoing shall be in accordance with the books and records of the party furnishing such information and shall fairly present its financial position (taking into account the differences between the monthly and quarterly statements prepared by such party in conformity with its past practices) as of the last day of the period then ended.

       (c) Each of the parties hereto will hold and will cause its consultants and advisers to hold in confidence all documents and information furnished to it in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Confidentiality Agreement entered into between USO and CDT dated June 24, 1996.

       Section 4.8. Additional Agreements; Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in the preparation and filing of the Proxy Statement and the S-4, any filings that may be required under the HSR Act, and any amendments to any thereof;
(ii) obtaining consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contesting any legal proceeding relating to the Merger and (iv) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, CDT, Newco and USO agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the stockholder votes with respect to the Merger. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

        Section 4.9  Employee Benefits; Stock Option and Employee
Purchase Plans.

       (a) Subject to the provisions of Section 1.6(d) hereof, prior to the Effective Time, Newco will take or cause to be taken all action necessary to adopt the employment agreements of Robert
J. Schock and John C. Backus, Jr. with CDT and USO, respectively, and to enter into employment agreements with Timothy R. Welles and Joseph Smith. It is the parties' present intent to provide after the Effective Time to employees of CDT and USO and their subsidiaries employee benefit plans (other than stock option or other plans involving the potential issuance of securities of Newco) which, in the aggregate, are not less favorable than those currently provided by CDT and USO, respectively. Notwithstanding the foregoing, nothing contained herein shall be construed as requiring the parties to continue any specific employee benefit plans.

       (b) The parties agree to work together prior to the Effective Time to cause Newco to develop and adopt (i) an incentive plan authorizing the issuance of up to 1,500,000 Newco Shares pursuant to stock options or other incentive awards to employees of Newco and its subsidiaries; (ii) a stock option plan authorizing the issuance of up to 200,000 Newco Shares to nonemployee directors of Newco; and (iii) an employee stock purchase plan authorizing the issuance of up to 500,000 Newco Shares to employees of Newco and its subsidiaries and providing for a vesting period of not less than one year.

       (c) The parties agree to work together prior to the Effective Time to develop and design such plans, programs and arrangements and to prepare for the implementation of such plans, programs and arrangements described in this Section 4.9 following the Effective Time.

       Section 4.10. Public Announcements. CDT, and USO will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with the Nasdaq as determined by CDT or USO.

       Section 4.11.  Indemnification.

       (a) To the extent, if any, not provided by an existing right under one of the parties' directors and officers liability insurance policies, from and after the Effective Time, Newco shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer or employee of the parties hereto or any subsidiary thereof (each an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time) that are in whole or in part
(i) based on, or arising out of the fact that such person is or was a director, officer or employee of such party or a subsidiary of such party or (ii) based on, arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (i) Newco shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Newco, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the DGCL or its certificate of incorporation or bylaws, (ii) Newco will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the DGCL and Newco's certificate of incorporation or bylaws shall be made by independent counsel mutually acceptable to Newco and the Indemnified Party; provided, however, that Newco shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of any two or more Indemnified Parties.

       (b) For a period of three years after the Effective Time, Newco shall cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by USO and CDT for the benefit of those persons who are covered by such policies at the Effective Time (or Newco may substitute therefor policies of at least the same coverage with respect to matters occurring prior to the Effective Time).

       (c) In the event Newco or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity or such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of Newco shall assume the obligations set forth in this Section 4.11.

       (d) To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of USO and CDT and their subsidiaries with respect to their activities as such prior to the Effective Time, as provided in USO's and CDT's certificate of incorporation or bylaws, in effect on the date thereof or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

       (e) The provisions of this Section 4.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

       Section 4.12. Notification of Certain Matters. The parties hereto shall give prompt notice to the other parties, of
(i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by such party or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses or results of operations of such party and its subsidiaries taken as a whole to which such party or any of its subsidiaries is a party or is subject, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (v) any material adverse change in their respective financial condition, properties, businesses, results of operations or prospects, taken as a whole, other than changes resulting from general economic conditions; provided, however, that the delivery of any notice pursuant to this Section 4.12 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

       Section 4.13.  Affiliates.

       (a) CDT and USO shall use all reasonable efforts to obtain from any CDT Affiliate or USO Affiliate who has not previously executed such letter agreement and from any person who may be deemed to have become a CDT Affiliate or USO Affiliate after the date of this Agreement and on or prior to the Effective Time, a letter agreement substantially in the form of Exhibit A hereto as soon as practicable.

       (b) Newco shall not be required to maintain the effectiveness of the S-4 for the purpose of resale of Newco
Shares by stockholders of CDT or USO who may be affiliates of CDT or USO or Newco pursuant to Rule 145 under the Securities Act.

ARTICLE 5.CONDITIONS TO CONSUMMATION OF THE MERGER

       Section 5.1.  Conditions to Each Party's Obligations to
Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (a) this Agreement shall have been approved and adopted by the requisite vote of the stockholders of USO and CDT;

       (b) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United
States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger;

       (c) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received; and

        (d) the S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and all state securities laws or "blue sky" permits and authorizations necessary to issue Newco Shares in exchange for USO Shares and CDT Shares in the Merger shall have been obtained.

        Section 5.2. Conditions to the Obligations of USO. The obligation of USO to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

       (a) the representations of CDT and Newco contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on CDT or Newco) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing CDT and Newco shall have delivered to USO a certificate to that effect;

       (b) each of the covenants and obligations of CDT and Newco to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing CDT and Newco shall have delivered to USO a certificate to that effect;

       (c) the Newco Shares issuable to the USO stockholders pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the Nasdaq upon official notice of issuance;

       (d) the opinion of Hunton & Williams, counsel to USO, dated the Closing Date and addressed to USO to the effect that
(i) the merger of USO into Newco will be treated for Federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Code; (ii) each of Newco and USO will be a party to the reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss for Federal income tax purposes will be recognized by Newco, USO or a stockholder of USO as a result of the Merger (other than with respect to cash received by a stockholder in lieu of a fractional Newco Share), and such opinion shall not have been withdrawn or modified in any material respect. Such opinion may be conditioned upon the receipt of representations of USO, CDT and Newco, all in form and substance reasonably satisfactory to such counsel and other reasonable assumptions set forth therein;

       (e) CDT shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the succession by Newco pursuant to the Merger to any obligation, right or interest of CDT under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of USO, individually or in the aggregate, have a Material Adverse Effect on CDT; and

       (f) there shall have been no events, changes or effects with respect to CDT or its subsidiaries having or which could reasonably be expected to have a Material Adverse Effect on CDT.


    Section 5.3. Conditions to the Obligations of CDT. The respective obligations of CDT to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

       (a) the representations of USO and Newco contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on USO or Newco) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing USO and Newco shall have delivered to CDT a certificate to that effect;

        (b) each of the covenants and obligations of USO and Newco to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing USO and Newco shall have delivered to CDT a certificate to that effect;

        (c) the Newco Shares issuable to the CDT stockholders pursuant to this Agreement and such other shares to be reserved for issuance in connection with the Merger shall have been authorized for listing on Nasdaq upon official notice of issuance;

       (d) the opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P., counsel to CDT, dated the Closing Date and addressed to CDT, to the effect that (i) the merger of CDT into Newco will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of CDT and Newco will be a party to the reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss for Federal income tax purposes will be recognized by CDT or Newco or a stockholder of CDT as a result of the Merger (other than with respect to cash received by a stockholder of CDT in lieu of a fractional Newco Share), and such opinion shall not have been withdrawn or modified in any material respect. Such opinion may be conditioned upon the receipt of representations of USO, CDT and Newco, all in form and substance reasonably satisfactory to such counsel and other reasonable assumptions set forth therein.

       (e) USO shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the succession by Newco pursuant to the Merger to any obligation, right or interest of USO under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except for those for which failure to obtain such consents and approvals would not, in the reasonable opinion of CDT, individually or in the aggregate, have a Material Adverse Effect on USO; and

       (f) there shall have been no events, changes or effects with respect to USO having or which could reasonably be expected to have a Material Adverse Effect on USO.

ARTICLE 6.TERMINATION; AMENDMENT; WAIVER

       Section 6.1.  Termination.  This Agreement may be
terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by USO's or CDT's stockholders:

       (a)  by mutual written consent of USO and CDT;

       (b) by CDT or USO if (i) any court of competent jurisdiction in the United States or other United States Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the Merger has not been consummated by February 28, 1997; provided, however, that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

       (c) by USO if (i) there shall have been a breach of any representation or warranty on the part of CDT or Newco set forth in this Agreement, or if any representation or warranty of CDT or Newco shall have become untrue, in either case such that the conditions set forth in Section 5.2(a) would be incapable of being satisfied by February 28, 1997 (or as otherwise extended),
(ii) there shall have been a breach by CDT or Newco of any of their respective covenants or agreements hereunder having a Material Adverse Effect on CDT or Newco or materially adversely affecting (or materially delaying) the consummation of the Merger, and CDT or Newco, as the case may be, has not cured such breach within 20 business days after notice by USO thereof, provided that USO has not breached any of its obligations hereunder, (iii) the CDT Board shall have recommended to CDT's stockholders a Superior Proposal, (iv) the CDT Board shall have withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger or shall have failed to call, give notice of, convene or hold a stockholders' meeting to vote upon the Merger, or shall have adopted any resolution to effect any of the foregoing, (v) CDT shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders or (vi) USO shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders; or

       (d) by CDT if (i) there shall have been a breach of any representation or warranty on the part of USO or Newco set forth in this Agreement, or if any representation or warranty of USO or Newco shall have become untrue, in either case such that the conditions set forth in Section 5.3(a) would be incapable of being satisfied by February 28, 1997 (or as otherwise extended),
(ii) there shall have been a breach by USO or Newco of its covenants or agreements hereunder having a Material Adverse Effect on USO or Newco or materially adversely affecting (or materially delaying) the consummation of the Merger, and USO or Newco, as the case may be, has not cured such breach within twenty business days after notice by CDT thereof, provided that CDT has not breached any of its obligations hereunder, (iii) the USO Board shall have recommended to USO's stockholders a Superior Proposal, (iv) the USO Board shall have withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger or shall have failed to call, give notice of, convene or hold a stockholders' meeting to vote upon the Merger, or shall have adopted any resolution to effect any of the foregoing, (v) CDT shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders or (vi) USO shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders.

       Section 6.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of this Section 6.2 and Sections 4.7(c) and 6.3 hereof. Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement.

       Section 6.3.  Fees and Expenses.

       (a) In the event that this Agreement shall be terminated by USO pursuant to Section 6.1(c)(iii) or 6.1 (c)(iv), then CDT shall pay to USO the amount of Three Million Dollars ($3,000,000) within five business days after such termination. In the event that this Agreement shall be terminated by CDT pursuant to
Section 6.1(d)(iii) or 6.1(d)(iv) then USO shall pay to CDT the amount of Three Million Dollars ($3,000,000) within five (5) business days after such termination. In the event that, within twelve months after the termination of this Agreement as described in the first sentence of this Section 6.3(a), CDT enters into an agreement with respect to a Third Party Acquisition, involving any party (or any affiliate thereof) (x) with whom CDT (or its agents) had negotiations with a view to a Third Party Acquisition, (y) to whom CDT (or its agents) furnished information with a view to a Third Party Acquisition or
(z) who had submitted a proposal or expressed an interest in a Third Party Acquisition, in the case of each of clauses (x), (y) and (z) after the date hereof and prior to such termination, and such Third Party Acquisition is consummated within twelve (12) months thereafter, then CDT shall pay to USO an additional amount equal to Four Million Five Hundred Thousand Dollars ($4,500,000) on the next business day following the consummation of such Third Party Acquisition. In the event that, within twelve months after the termination of this Agreement as described in the second sentence of this Section 6.3(a), USO enters into an agreement with respect to a Third Party Acquisition, involving any party (or any affiliate thereof) (x) with whom USO (or its agents) had negotiations with a view to a Third Party Acquisition, (y) to whom USO (or its agents) furnished information with a view to a Third Party Acquisition or (z) who had submitted a proposal or expressed an interest in a Third Party Acquisition, in the case of each of clauses (x), (y) and (z) after the date hereof and prior to such termination, and such Third Party Acquisition is consummated within twelve (12) months thereafter, then USO shall pay to CDT an additional amount equal to Four Million Five Hundred Thousand Dollars ($4,500,000) on the next business day following the consummation of such Third Party Acquisition. Each party acknowledges that upon the occurrence of any of the events described above in this Section 6.3(a), the party terminating this Agreement would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate the terminating party for such damages, the party causing such damages shall pay to the other party hereto the amounts described in this Section 6.3(a) as liquidated damages and not as a penalty.

       (b) In the event that this Agreement shall be terminated by USO pursuant to a willful breach of any material representation or warranty made by CDT hereunder or any material covenant contained in Sections 4.2 (excluding the first sentence contained therein), 4.3, 4.4, 4.5 and 4.8 of this Agreement on the part of CDT, and within twelve months after the termination of this Agreement as described in the preceding sentence of this
Section 6.3(b), CDT enters into an agreement with respect to a Third Party Acquisition, involving any party (or any affiliate thereof) (x) with whom CDT (or its agents) had negotiations with a view to a Third Party Acquisition, (y) to whom CDT (or its agents) furnished information with a view to a Third Party Acquisition or (z) who had submitted a proposal or expressed an interest in a Third Party Acquisition, in the case of each of clauses (x), (y) and (z) after the date hereof and prior to such termination, and such Third Party Acquisition is consummated within 12 months thereafter, then CDT shall pay to USO an amount equal to Seven Million Dollars ($7,000,000) in immediately available funds on the next business day following the consummation of the Third Party Acquisition.

       (c) In the event that this Agreement shall be terminated by CDT pursuant to a willful breach of any material representation or warranty made by USO hereunder or any material covenant contained in Sections 4.1 (excluding the first sentence contained therein), 4.3, 4.4, 4.5 and 4.8 of this Agreement on the part of USO, and within twelve months after the termination of this Agreement as described in the preceding sentence of this
Section 6.3(c), USO enters into an agreement with respect to a Third Party Acquisition, involving any party (or any affiliate thereof) (x) with whom USO (or its agents) had negotiations with a view to a Third Party Acquisition, (y) to whom USO (or its agents) furnished information with a view to a Third Party Acquisition or (z) who had submitted a proposal or expressed an interest in a Third Party Acquisition, in the case of each of clauses (x), (y) and (z) after the date hereof and prior to such termination, and such Third Party Acquisition is consummated within 12 months thereafter, then USO shall pay to CDT an amount equal to Seven Million Dollars ($7,000,000) in immediately available funds on the next business day following the consummation of the Third Party Acquisition.

       (d) Except as specifically provided in this Section 6.3, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

       Section 6.4. Amendment. This Agreement may be amended by action taken by USO and CDT at any time before or after approval of the Merger by the stockholders of USO and CDT (if required by applicable law) but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

       Section 6.5. Extension; Waiver. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document, certificate or writing delivered pursuant hereto or
(iii) waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE 7.MISCELLANEOUS

       Section 7.1. Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

       Section 7.2. Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

       Section 7.3. Validity. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

       Section 7.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to each other party as follows:

        If to CDT:

           Colonial Data Technologies Corp.
           80 Pickett District Road
           New Milford, CT  06776
           Attention:  Timothy R. Welles
           Telecopy:  (860) 355-3186

       with a copy to:

           LeBoeuf, Lamb, Greene & MacRae, L.L.P.
           225 Asylum Street
           Hartford, Connecticut  06103
           Attention:  Thomas L. Fairfield, Esq.
           Telecopy:  (860) 293-3555

       if to USO:

           US Order, Inc.
           13873 Park Center Road
           Suite 353
           Herndon, VA  22071
           Attention:  John C. Backus, Jr.
           Telecopy:  (703) 904-8809

        with a copy to:

           Hunton & Williams
           River Front Plaza, East Tower
           951 East Byrd Street
           Richmond, Virginia  23212
           Telecopy: (804) 788-8218
           Attention: David M. Carter, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

       Section 7.5.  Governing Law.  This Agreement shall be
governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

       Section 7.6.  Descriptive Headings.  The descriptive
headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

       Section 7.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Sections 4.9 and 4.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

       Section 7.8. Certain Definitions. For the purposes of this Agreement, the term:

       (a) "affiliate" means (except as otherwise provided in Sections 2.19, 3.19 and 4.13) a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

       (b) "business day" means any day other than a day on which Nasdaq is closed;

       (c) "capital stock" means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

       (d) "knowledge" or "known" means, with respect to any matter in question, if an executive officer of USO or CDT or its subsidiaries, as the case may be, has actual knowledge of such matter;

       (e) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity; and

       (f) "subsidiary" or "subsidiaries" of Newco, USO, CDT or any other person, means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which Newco, USO, CDT or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

       Section 7.9. Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of USO, CDT or Newco or any officer, director, employee, agent, representative or investor of any party hereto.

       Section 7.10. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that, if a party hereto is entitled to receive any payment or reimbursement of expenses pursuant to Sections 6.3(a), (b) or (c), it shall not be entitled to specific performance to compel the consummation of the Merger.

       Section 7.11.  Counterparts.  This Agreement may be
executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

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

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                              US ORDER, INC.

                              By:  /s/ John C. Backus, Jr.
                              Name:  John C. Backus, Jr.
                              Title:  President and Chief
                                      Operating Officer

                              COLONIAL DATA TECHNOLOGIES CORP.

                              By:  /s/ Robert J. Schock
                              Name:  Robert J. Schock
                              Title:  President and Chief
                                      Executive Officer